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     Exhibit 99.1

AEROPOSTALE REPORTS OCTOBER RESULTS

     - ANNOUNCES COMFORT WITH CURRENT FIRST CALL CONSENSUS EARNINGS ESTIMATE OF $0.55 PER FULLY DILUTED SHARE FOR THE THIRD QUARTER


NEW YORK, NEW YORK - NOVEMBER 5, 2003 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended November 1, 2003 increased 15.2% to $56.1 million, compared to $48.7 million for the four-week period ended November 2, 2002. The company's comparable store sales decreased 6.8 % for the month, versus the year-ago comparable store sales increase of 11.7%.

For the quarter ended November 1, 2003, total net sales have increased 30.1% to $220.1 million, compared to $169.2 million in the year ago quarter. Third quarter comparable store sales increased 5.2%, compared to 5.0% in the year-ago quarter. Year-to-date, total net sales have increased 34.2% to $462.2 million, compared to $344.5 million in the year-ago period. Year-to-date, comparable store sales have increased 5.4%, compared to 10.8% in the year-ago period.

                  Julian R. Geiger, Chairman and Chief Executive Officer said, "During last October our priority was to reduce higher than desired inventory levels by increasing promotional activity. The result was an accelerated comp for the month. This year, we were able to focus on a smooth transition from back to school to our initial holiday floorset. Accordingly, we finished the month and quarter with gross margin improvement over last year and inventories on plan. We are pleased with our merchandise assortment and believe we are well positioned for the holiday selling season."


The company also updated guidance for the third quarter indicating its comfort with the current First Call consensus earnings estimate of $0.55 per fully-diluted share, compared to its previously issued guidance of $0.51 per fully-diluted share.

To hear the Aeropostale prerecorded October sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

ABOUT AEROPOSTALE, INC.
Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 460 stores in 41 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated July 28, 2003 filed with the Securities and Exchange Commission